                                                                    EXHIBIT 4.__


                                   EXHIBIT A-1
                                 (Face of Note)


================================================================================


FOR THE PURPOSES OF SECTIONS 1272, 1273 AND 1275 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, THIS SECURITY IS BEING ISSUED WITH ORIGINAL ISSUE DISCOUNT; FOR EACH $1,000 PRINCIPAL AMOUNT OF THIS SECURITY, THE ISSUE PRICE IS $543.74, THE AMOUNT OF ORIGINAL ISSUE DISCOUNT IS $456.26, THE ISSUE DATE IS MAY 22, 1998 AND THE YIELD TO MATURITY IS 12 1/2% PER ANNUM.


                                                                  CUSIP_________

                   12 1/2% Senior Discount Debentures due 2008

No. ____                                                             $__________

                         MERCURY ACQUISITION CORPORATION



promises to pay to ___________ or registered assigns, the principal sum of _____________ Dollars on June 1, 2008.

Interest Payment Dates:  June 1 and December 1.

Record Dates: May 15 and November 15.


================================================================================


                                     A-1-1

                                             Dated:  May  22, 1998

                                             MERCURY ACQUISITION CORPORATION


                                             By:
                                                  ------------------------------
                                                  Name:
                                                  Title:



This is one of the
Debentures referred to in the
within-mentioned Indenture:


IBJ SCHRODER BANK & TRUST COMPANY,
as Trustee


By:
     --------------------------------



                                     A-1-2

                                 (Back of Note)

                   12 1/2% Senior Discount Debentures due 2008

[THIS GLOBAL DEBENTURE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS DEBENTURE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.07 OF THE INDENTURE, (II) THIS GLOBAL DEBENTURE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (III) THIS GLOBAL DEBENTURE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL DEBENTURE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THERMADYNE MFG. LLC AND THERMADYNE CAPITAL CORPORATION.]1

-----------------------
1    This should be included only if the Note is being issued in global form.



                                     A-1-3

         Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

         1. INTEREST. Mercury Acquisition Corporation, a Delaware corporation (the "Issuer"), promises to pay interest on the principal amount at maturity of this Debenture at 12 1/2% per annum from June 1, 2003 until maturity and shall pay the Liquidated Damages payable pursuant to Section 5 of the Registration Rights Agreement referred to below. The Issuer will pay interest and Liquidated Damages semi-annually on June 1 and December 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an "Interest Payment Date"). Interest on the Debentures will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from June 1, 2003; provided that if there is no existing Default in the payment of interest, and if this Debenture is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; and provided further that the first Interest Payment Date shall be December 1, 2003. The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate that is 1% per annum in excess of the rate then in effect; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Liquidated Damages (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

         2. METHOD OF PAYMENT. The Issuer will pay interest on the Debentures (except defaulted interest) and Liquidated Damages to the Persons who are registered Holders of Debentures at the close of business on the May 15 or November 15 next preceding the Interest Payment Date, even if such Debentures are cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Debentures will be payable as to principal, premium and Liquidated Damages, if any, and interest at the office of the Paying Agent and Registrar. Holders of Debentures must surrender their Debentures to the Paying Agent to collect principal payments, and the Issuer may pay principal and interest and Liquidated Damages, if any, by check and may mail checks to a Holder's registered address; provided that all payments with respect to Global Debentures and Definitive Debentures, the Holders of which have given wire transfer instructions to the Issuer, will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

         3. PAYING AGENT AND REGISTRAR. Initially, IBJ Schroder Bank & Trust Company, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Issuer may change any Paying Agent or Registrar without notice to any Holder. The Issuer or any of its Subsidiaries may act in any such capacity.

         4. INDENTURE The Issuer issued the Debentures under an Indenture, dated as of May 22, 1998 ("Indenture"), between the Issuer and the Trustee. The terms of the Debentures include those



                                     A-1-4
stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code Sections 77aaa-77bbbb). The Debentures are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Debenture conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Debentures are obligations of the Issuer initially limited to $174 million in aggregate principal amount at maturity.

         5.       OPTIONAL REDEMPTION.

         (a) Except as set forth in subparagraph (b) of this Paragraph 5, the Debentures will not be redeemable at the Issuer's option prior to June 1, 2003. Thereafter, the Debentures will be subject to redemption at any time at the option of the Issuer, in whole or in part, upon not less than 30 nor more than 60 days' notice, in cash at the redemption prices (expressed as percentages of principal amount at maturity) set forth below, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on June 1 of the years indicated below:

          YEAR                                  PERCENTAGE
          ----                                  ----------
          2003. . . . . . . . . . . . . .        106.250%

          2004. . . . . . . . . . . . . .        104.167%

          2005. . . . . . . . . . . . . .        102.083%

          2006 and thereafter. . . . . . .       100.000%


         (b) Notwithstanding the provisions of subparagraph (a) of this Paragraph 5, on or prior to June 1, 2001, the Issuer may redeem up to 100% of the aggregate principal amount at maturity of Debentures ever issued under the Indenture in cash at a redemption price of 112.50% of the Accreted Value thereof, plus Liquidated Damages, if any, thereon to the redemption date, with the net cash proceeds of one or more Public Equity Offerings; provided that, in the event that the Issuer redeems less than 100% of the then outstanding Debentures, at least 60% of the aggregate principal amount at maturity of the Debentures ever issued under the Indenture remains outstanding immediately after the occurrence of any such redemption; and provided further that such redemption shall occur within 90 days of the date of the closing of any such Public Equity Offering.

         (c) In addition, at any time prior to June 1, 2003, the Issuer may, at its option upon the occurrence of a Change of Control, redeem the Debentures, in whole but not in part, upon not less than 30 nor more than 60 days' prior notice (but in no event may any such redemption occur more than 60 days after the occurrence of such Change of Control), in cash at a redemption price equal to
(i) the present value of the sum of all the remaining premium and principal payments that would become due on the Debentures as if the Debentures were to remain outstanding and be redeemed on June 1, 2003, computed using a discount rate equal to the Treasury Rate plus 50 basis points, plus (ii) Liquidated Damages, if any, to the date of redemption.



                                     A-1-5

         6.       MANDATORY REDEMPTION.

         Except as set forth in paragraph 7 below, the Issuer is not required to make mandatory redemption of, or sinking fund payments with respect to, the Debentures.

         7.       REPURCHASE AT OPTION OF HOLDER.

         (a) Upon the occurrence of a Change of Control, each Holder of Debentures shall have the right to require the Issuer to purchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Debentures pursuant to an offer at an offer price in cash equal to 101% of the aggregate principal amount at maturity thereof, plus any accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of repurchase (or, in the case of repurchases of Debentures prior to June 1, 2003, at a purchase price equal to 101% of the Accreted Value thereof plus Liquidated Damages, if any, thereon as of the date of redemption). Within 65 days following any Change of Control, subject to the provisions of the Indenture, the Issuer shall mail a notice to each Holder of Debentures at such Holder's registered address setting forth the procedures governing the offer as required by the Indenture.

         (b) When the aggregate amount of Excess Proceeds exceeds $15.0 million, the Issuer will be required to make and offer to all Holders of Debentures (an "Asset Sale Offer") to purchase the maximum principal amount at maturity of Debentures that may be purchased out of Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount at maturity thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase (or, in the case of repurchases of Debentures prior to June 1, 2003, at a purchase price equal to 100% of the Accreted Value thereof, plus Liquidated Damages, if any, thereon as of the date of repurchase), in accordance with the procedures set forth in the Indenture. Holders of Debentures that are subject to an offer to purchase will receive an Asset Sale Offer from the Issuer prior to any related purchase date and may elect to have such Debentures purchased by completing the form entitled "Option of Holder to Elect Purchase" on the reverse side of this Debenture.

         8. NOTICE OF REDEMPTION. Notice of any redemption or offer to purchase will be mailed at least 30 days but not more than 60 days before the redemption or purchase date to each Holder of Debentures to be redeemed or purchased at such Holder's registered address. Debentures in denominations larger than $1,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Debentures held by a Holder are to be redeemed. On and after the redemption date interest and Liquidated Damages, if any, will cease to accrue on Debentures or portions thereof called for redemption.

         9. DENOMINATIONS, TRANSFER, EXCHANGE. The Debentures are in registered form without coupons in denominations of $1,000 and integral multiples of $1,000. The transfer of Debentures may be registered and Debentures may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer need not exchange or register the transfer of any Debenture or portion of a Debenture selected for redemption, except for the unredeemed portion of any Debenture being redeemed in part. Also, the Issuer need not exchange or register the transfer of any Debentures for a period of 15 days before a selection of Debentures to be redeemed or during the period between a record date and the corresponding Interest Payment Date.



                                     A-1-6

         10. PERSONS DEEMED OWNERS. The registered Holder of a Debenture may be treated as its owner for all purposes.

         11. AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions set forth in the Indenture, the Indenture and the Debentures may be amended or supplemented with the consent of the Holders of at least a majority in principal amount at maturity of the Debentures then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Debentures), and any existing default or compliance with any provision of the Indenture or the Debentures may be waived with the consent of the Holders of a majority in principal amount at maturity of the then outstanding Debentures (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Debentures). Notwithstanding the foregoing, without the consent of any Holder of Debentures, the Issuer and the Trustee may amend or supplement the Indenture or the Debentures to cure any ambiguity, defect or inconsistency, to provide for uncertificated Debentures in addition to or in place of certificated Debentures, to provide for the assumption of the Issuer's obligations to Holders of Debentures in the case of a merger or consolidation or sale of all or substantially all of the Issuer's assets, to make any change that would provide any additional rights or benefits to the Holders of Debentures or that does not materially adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act or to provide for guarantees of the Debentures.

         12.      DEFAULTS AND REMEDIES.

         (a) Events of Default include: (a) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the Debentures;
(b) default in payment when due of the principal of or premium, if any, on the Debentures at maturity, upon redemption or otherwise; (c) failure by the Issuer or any of its Restricted Subsidiaries for 30 days after receipt of notice from the Trustee or Holders of at least 25% in principal amount at maturity of the Debentures then outstanding to comply with the provisions of Sections 4.07, 4.09, 4.10, 4.15 and 5.01 of the Indenture; (d) failure by the Issuer for 60 days after notice from the Trustee or the Holders of at least 25% in principal amount at maturity of the Debentures then outstanding to comply with any of its other agreements in the Indenture or the Debentures; (e) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (i) is caused by a failure to pay Indebtedness at its stated final maturity (after giving effect to any applicable grace period provided in such Indebtedness) (a "Payment Default") or (ii) results in the acceleration of such Indebtedness prior to its stated final maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more; (f) failure by the Issuer or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $10.0 million (net of any amounts with respect to which a reputable and creditworthy insurance company has acknowledged liability in writing), which judgments are not paid, discharged or stayed for a period of 60 days; and (g) certain events of bankruptcy or insolvency with respect to the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary. If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount at maturity of the then outstanding Debentures may declare all the Debentures to be due and payable immediately; provided that, so long as any Indebtedness permitted to be incurred pursuant to the New Credit Facility shall be outstanding, such acceleration shall not be effective until the earlier of
(a) an acceleration of any such Indebtedness under the New Credit Facility or
(b) five business days after receipt by the Issuer and the administrative agent under the New Credit Facility



                                     A-1-7
of written notice of such acceleration. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary, all outstanding Debentures will become due and payable without further action or notice.

         (b) In the event of a declaration of acceleration of the Debentures because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in clause (e) of the preceding paragraph, the declaration of acceleration of the Debentures shall be automatically annulled if the holders of any Indebtedness described in clause
(e) have rescinded the declaration of acceleration in respect of such Indebtedness within 30 days of the date of such declaration and if (i) the annulment of the acceleration of the Debentures would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing Events of Default, except non-payment of principal or interest on the Debentures that became due solely because of the acceleration of the Debentures, have been cured or waived.

         15. ADDITIONAL RIGHTS OF HOLDERS OF RESTRICTED GLOBAL DEBENTURES. In addition to the rights provided to Holders of Debentures under the Indenture, Holders of Restricted Global Debentures shall have the rights set forth in the Registration Rights Agreement, dated as of May 22, 1998, among the Issuer and the parties named on the signature pages thereof (the "Registration Rights Agreement").

         16. TRUSTEE DEALINGS WITH ISSUER. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Issuer or its Affiliates, and may otherwise deal with the Issuer or its Affiliates, as if it were not the Trustee.

         17. NO RECOURSE AGAINST OTHERS. A director, officer, employee, incorporator or stockholder, of the Issuer, as such, shall not have any liability for any obligations of the Issuer under the Debentures or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Debenture waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Debentures.

         18. AUTHENTICATION. This Debenture shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

         19. ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

         20. CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP numbers to be printed on the Debentures and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Debentures or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.



                                     A-1-8

         The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture and/or the Registration Rights Agreement. Requests may be made to:


                         Mercury Acquisition Corporation
                        c/o DLJ Merchant Banking Partners
                                 277 Park Avenue
                               New York, NY 10172
                       Attention: Chief Financial Officer



                                     A-1-9

                                 ASSIGNMENT FORM

To assign this Debenture, fill in the form below: (I) or (we) assign and transfer this Debenture to


--------------------------------------------------------------------------------
                  (Insert assignee's soc. sec. or tax I.D. no.)


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
              (Print or type assignee's name, address and zip code)

and irrevocably appoint_________________________________________________________
to transfer this Debenture on the books of the Issuer. The agent may substitute another to act for him.


--------------------------------------------------------------------------------

Date:
     -------------
                           Your Signature:
                                          --------------------------------------
                                    (Sign exactly as your name appears on the face of this Debenture)


                           Signature Guarantee:








                           Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor acceptable to the Trustee.



                                     A-1-10

                       OPTION OF HOLDER TO ELECT PURCHASE

         If you want to elect to have this Debenture purchased by the Issuer pursuant to Section 4.10 or 4.15 of the Indenture, check the box below:

               [ ] Section 4.10              [ ] Section 4.15

         If you want to elect to have only part of the Debenture purchased by the Issuer pursuant to Section 4.10 or Section 4.15 of the Indenture, state the amount you elect to have purchased: $________





Date:
     -------------
                           Your Signature:
                                          --------------------------------------

                                    (Sign exactly as your name appears on the Debenture)

                           Tax Identification No:
                                                 -------------------------------

                           Signature Guarantee:








                           Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor acceptable to the Trustee.



                                     A-1-11

          [SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL DEBENTURE]2

         [The following exchanges of a part of this Global Debenture for an interest in another Global Debenture or for a Definitive Debenture, or exchanges of a part of another Global Debenture or Definitive Debenture for an interest in this Global Debenture, have been made:

                                                                   Principal Amount of     Signature of
                    Amount of decrease     Amount of increase      this Global             authorized
                    in Principal Amount    in Principal Amount     Debenture following     officer of Trustee
                    of this Global         of this Global          such decrease           or Debenture
Date of Exchange    Debenture              Debenture               (or increase)           Custodian]
----------------    -------------------    -------------------     -------------------     ------------------







------------------
2    This should be included only if the Note is being issued in global form.



                                     A-1-12